Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2008
LAUREL, Miss. (February 26, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2008.
     Net sales for the first quarter of fiscal 2008 were $362.6 million compared with $292.7 million for the same period a year ago. For the quarter, the company earned $6.2 million, or $0.30 per diluted share, compared with the net loss of $2.8 million, or $0.14 per diluted share, for the first quarter of fiscal 2007.
     “The results for the first quarter of fiscal 2008 reflect improvement in poultry prices over the same period last year, although we still faced, and will continue to face, much higher grain costs,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We continue to see higher and more volatile prices for corn and soybean meal, our primary feed ingredients, and the significantly higher costs affected our profitability during the quarter.”
     According to Sanderson, overall market prices for poultry products improved during the first quarter of fiscal 2008 compared to the same three months of fiscal 2007. A simple average of the Georgia dock price for whole chickens was approximately 10.3% higher in the Company’s first fiscal quarter compared with the same period in 2007. Bulk leg quarter prices were higher by 30.4% during the quarter compared with last year’s first quarter, and continue to reflect strong export demand. Boneless breast meat prices during the quarter were approximately 6.7% higher than the prior-year period, while wing prices increased 12.2%. At the same time, costs for corn and soybean meal, the Company’s primary feed ingredients, increased 12.9% and 39.9%, respectively, compared with the first quarter a year ago.
     “Volumes during the quarter were up when compared to last year’s first quarter as a result of the additional production from our Waco, Texas facility, which began operations in August 2007,” added Sanderson. “This facility remains on schedule to achieve full production during our fourth fiscal quarter of 2008. With this additional capacity, we continue to expect to process approximately 18% more pounds of chicken during fiscal 2008 compared to fiscal 2007.”
     “While chicken prices were higher during our first quarter compared with the same period last year, we expect our feed costs will continue to rise,” Sanderson continued. “The demand for corn from ethanol producers is affecting market prices for corn and soybeans. While we remain confident that the chicken and grain markets will strike a favorable balance over time, we recognize there will be periods when that is not the case.”
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Sanderson Farms Reports Results for First Quarter of Fiscal 2008

February 26, 2008
     Sanderson Farms will hold a conference call to discuss this press release today, February 26, 2008, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 6, 2008. Those without Internet access may listen to the call by dialing (877)723-9522.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market, LLC under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2008.
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Sanderson Farms Reports Results for First Quarter of Fiscal 2008

February 26, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	January 31,
	2008	2007
Net sales	$362,566	$292,711
Costs and expenses:
Cost of sales	337,139	283,673
Selling, general and administrative	13,805	12,467
	350,944	296,140

Operating income (loss)	11,622	(3,429)

Other income (expense):
Interest income	72	46
Interest expense	(2,048)	(1,220)
Other	17	4

	(1,959)	(1,170)

Income (loss) before income taxes	9,663	(4,599)
Income tax expense (benefit)	3,441	(1,750)

Net income (loss)	$6,222	$(2,849)

Basic income (loss) per share	$0.31	$(0.14)

Diluted income (loss) per share	$0.30	$(0.14)

Dividends per share	$0.14	$0.12

Weighted average shares outstanding:
Basic	20,239	20,103

Diluted	20,416	20,103

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Sanderson Farms Reports Results for First Quarter of Fiscal 2008

February 26, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	January 31,	October 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,400	$2,623
Accounts receivable, net	61,305	69,484
Refundable income taxes	1,179	1,102
Inventories	152,131	119,258
Prepaid expenses	18,669	14,734

Total current assets	244,684	207,201

Property, plant and equipment	682,250	674,018
Less accumulated depreciation	(291,654)	(283,328)

	390,596	390,690

Other assets	2,441	2,482

Total assets	$637,721	$600,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$87,608	$78,697
Current maturities of long-term debt	462	455

Total current liabilities	88,070	79,152

Long-term debt, less current maturities	121,471	96,623
Claims payable	3,300	3,700
Deferred income taxes	15,580	16,352
Stockholders’ equity:
Common stock	20,239	20,239
Paid-in capital	26,156	24,719
Retained earnings	362,905	359,588

Total stockholders’ equity	409,300	404,546

Total liabilities and stockholders’ equity	$637,721	$600,373

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